EXHIBIT 10.1

NMG OHIO, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

JANUARY 31, 2019

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made as of January 31, 2019 (the “Effective Date”), by and among Nevada Medical Group, LLC, a Nevada limited liability company (“Purchaser”), the Persons listed on Exhibit A attached to this Agreement (each a “Seller” and together the “Sellers”), and NMG Ohio, LLC, an Ohio limited liability company (the “Company”).

RECITALS

WHEREAS, each of the Sellers owns the percentage of Membership Interests in the Company set forth adjacent to such Seller’s name on Exhibit A, attached hereto, pursuant to the Operating Agreement of the Company dated June 19, 2017 (the “Operating Agreement”);

WHEREAS, Purchaser is a wholly-owned subsidiary of Body and Mind, Inc., a Nevada corporation (“Parent”).

WHEREAS, each of the Sellers desires to sell to Purchaser, and the Purchaser desires to purchase from each of the Sellers, all of Membership Interests in the Company owned by each of the Sellers, in percentages set forth adjacent to each Seller’s name on Exhibit A, on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW THEREFORE, the parties hereby agree as follows:

1. PURCHASE AND SALE OF UNITS.

1.1 Purchase and Sale of Membership Interests.

(a) Generally. On the Closing Date, each of the Sellers shall sell to Purchaser, and Purchaser shall purchase from each of the Sellers, the entire Interest in the Company held by such Seller, as same is set forth opposite each such Seller’s name on Exhibit A (the “Purchased Interests”) for consideration, and on terms described in this Agreement. The Purchased Interests shall have the rights, preferences, privileges and restrictions set forth herein and in Operating Agreement. On the Closing Date, Purchaser shall be the sole member of the Company (unless Purchaser designates one or more Affiliates to purchase accept title to all or a portion of the Purchased Interests in accordance with Section 1.1(b)), and, in such capacity, Purchaser shall be free to enter into an Amended and Restated Operating Agreement with respect to the ownership by Purchaser of all of the membership interests in the Company, management of the Company and governance of the affairs of the Company going forward after the Closing Date.

(b) Designation of Affiliate(s). The parties acknowledge that Purchaser is already a Member of the Company (with respect to a current, 30% interest in the Company held by Purchasers, as evidenced by the Operating Agreement). Purchaser shall have the right, on or before the Closing Date and without further consent of the Company or any of the Sellers, to designate one or more Affiliates of Purchaser to accept title to all or any portion of the Purchased Interests in order to preserve the status of the Company as a partnership for federal income tax purposes, or for any other legitimate business purpose of the Company. In the event the Company designates one or more such Affiliates to accept transfer of all or any portion of the Purchased Interests, such Affiliate shall, as a condition to receiving title and ownership of such Purchased Interests or becoming a Substituted Member of the Company with respect thereto, execute a Joinder Agreement agreeing to become a party to the Operating Agreement of the Company then in effect.

1.2 Closing.

(a) The purchase and sale of the Purchased Interests described in Section 1.1 above shall take place remotely via the exchange of final consideration, documents and signatures on the date which all of the conditions to closing set forth and described in Section 5 have occurred (which date and time are designated as the “Closing Date”).

(b) On the Closing Date, each of the Sellers shall execute and deliver to Purchaser or its affiliate (in accordance with Section 1.1(b) the Purchased Interests for and in exchange for the payment of the final consideration therefor as described in Sections 1.3, 1.4 and 1.5 hereof.

1.3 Consideration for Purchased Interests. The cumulative value of all consideration payable for Purchased Interests hereunder shall be Three Million Seventy-Nine Thousand Two Hundred and 00/100’s United States Dollars (USD $3,079,200.00) (the “Consideration”). The Consideration shall be comprised of the following:

(a) The cumulative sum of One Million Five Hundred Four Thousand Two Hundred and 00/100’s United States Dollars (USD $1,504,200.00), in readily-available funds (which amount shall be comprised of the cash payments described in Section 1.5(a) and (b), and the return of capital distributions described in Section 2); and

(b) Shares of common stock of Parent having aggregate value on the Effective Date equal to One Million Five Hundred Seventy-Five Thousand and 00/100’s United States Dollars (USD $1,575,000.00) (“Parent Common Stock”). The aggregate number of shares of Parent Common stock to be delivered to Sellers as partial consideration for the Purchased Interests shall be based on the value per-share of CAD $0.66 and adjusted based on the exchange rate of USD $1.33 for each CAD $1.00, with the aggregate adjusted number of shares of Parent Common Stock to be delivered to Sellers as partial consideration for the Purchased Interests being equal to 3,173,864.

1.4 Proportionate Shares of Consideration. Each of the Sellers shall be entitled to a proportionate share of the Consideration for the Seller Interests described in Section 1.3 in proportion to the percentages (such percentages, each Seller’s “Sharing Ratio”) as are set forth adjacent to their respective names in Exhibit A. Exhibit A illustrates such cash distributions net of the return of capital distributions described in Section 2 and illustrated separately on Exhibit B).

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1.5 Payment of Consideration. The Consideration for the Purchased Interests shall be delivered to the Sellers in accordance with the following schedule:

(a) Upon execution of this Agreement, seventy-five percent (75%) of the aggregate Consideration for the Purchased Interests shall be immediately payable to the Sellers (in proportion to their respective Sharing Ratios), which payment shall be equally composed (by value) of cash and Parent Stock.

(b) Within ten (10) business days following the approval by OMMCP of the transfer from Sellers to Purchaser of the Purchased Interests, Purchaser shall deliver to each of the Sellers the remaining balance of the cash portion of the consideration to be received by such Sellers, and Parent shall deliver to the Sellers the remaining Parent Common Stock to be delivered to such Sellers.

(d) Exhibit B, attached hereto sets forth the composition of cash and Parent Common Stock payable and issuable to each of the Sellers on the Effective Date, the Production Date, and the Closing Date, pursuant to Sections 15(a) and 15(b).

(e) All cash consideration to be paid to Sellers hereunder shall be delivered by Purchaser to a third party escrow agent reasonably acceptable to the parties. Such escrow agent shall distribute to each Seller, as and when required by this Section 1.5 and as set forth on Exhibit C, attached hereto, such Seller’s share of such cash consideration (calculated using such Seller’s Sharing Ratio), pursuant to a Flow of Funds Agreement and Disbursement Instruction executed by each of the Sellers, the Company and Purchaser and delivered to such Escrow Agent, by wire transfer pursuant to wire information provided to Purchaser and the Escrow Agent by such Seller. Each separate cash payment contemplated by this Section 1.5 shall require a separately-executed Flow of Funds Agreement and Disbursement Instruction.

1.6 Closing Documents. Each of the Sellers shall deliver the following documents to Purchaser at the Closing:

(a) An Assignment of Membership Interest in form attached hereto as Exhibit E, sufficient to vest in Purchaser good and marketable title in and to the Purchased Interests purchased by Purchaser from such Seller, free and clear of all liens, claims or encumbrances, excepting those expressly imposed by the Operating Agreement;

(b) Authorizing resolutions of such Seller (where such Seller is not a natural person) authorizing such Seller to sell and transfer the Purchased Interests to be sold and transferred to Purchaser hereunder, in accordance with the terms and conditions hereof, for and in exchange for the consideration described herein, and otherwise in accordance herewith;

(c) Duly-executed counterparts to the Transaction Agreements to which it is a party;

(d) A bring-down certificate in form acceptable to Purchaser certifying that all of the representations and warranties of such Seller set forth in Section 3 are true and correct as of the Closing Date.

2. RETURN OF CAPITAL DISTRIBUTIONS. On the Effective Date, Purchaser shall contribute to the Company an amount sufficient to permit the Company to distribute to each of the Sellers the amounts set forth adjacent to their respective names in Exhibit C, attached hereto, which distributions shall be treated as return of capital distributions to each such Seller. Upon completion of such contribution to the Company by Purchaser, the Company shall distribute to each of the Sellers the amount set forth adjacent to their respective names on Exhibit C.

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3. REPRESENTATIONS AND WARRANTIES OF COMPANY SELLERS. The Company and each of the Sellers represents and warrants to Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit E to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Effective Date, and shall be true and complete as of the Closing Date, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures included in any section of this Disclosure Schedule shall be considered to be made for purposes of all other sections of this Disclosure Schedule to the extent that the relevance of any such disclosure to any other section of the Disclosure Schedule is reasonably apparent.

3.1 Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Ohio and has all requisite limited liability company power and authority to carry on its business as now conducted and as proposed to be conducted and to enter into and perform this Agreement and the transactions contemplated hereby. The Company is duly qualified to transact business and is in full force and effect or good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the assets, condition, business, operations or affairs of the Company.

3.2 Capitalization and Voting Rights; Subsidiaries.

(a) Immediately prior to the Closing, there is only one class of equity membership interests authorized in the Company (the “Membership Interests”), consisting of one hundred (100) percentage interests (the “Interests”), thirty percent (30%) of which are, as of the Effective Date, held by Purchaser, and seventy percent (70%) of which are, as of the Effective Date, held by Sellers (in proportion to their respective Sharing Ratios set forth on Exhibit A). Immediately following the Closing, the outstanding Membership Interests in the Company will consist of one hundred (100) Interests, one hundred percent (100%) of which Interests shall held by Purchaser or its affiliate/designee. The rights, privileges and preferences of the Interests are as stated in the Operating Agreement. At the time immediately prior to the Closing, the outstanding Interests shall have been duly and validly issued, and shall have been issued in accordance with all applicable state and federal securities laws.

(b) Except as expressly set forth in the Operating Agreement or as disclosed by the Company to Purchaser, there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements for the purchase or acquisition from the Company of any of the Interests, or any securities exercisable for or convertible into Interests. Except as provided in the Operating Agreement, the Company is not a party or subject to any agreement or understanding, and to such Seller’s knowledge, there is no agreement or understanding between any persons or entities which affects or relates to the voting or giving of written consents by a member or a manager of the Company. None of the existing Interests provide for acceleration or vesting or require antidilution adjustments by reason of the consummation of the transactions contemplated hereby.

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(c) The Company does not presently own or control, directly or indirectly, any interest in any other Person. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Authorization; Valid Issuance of Preferred Units.

(a) All corporate action on the part of such Seller, its officers, managers shareholders or members necessary for the authorization, execution and delivery of the Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Purchased Interests being sold hereunder, has been taken or will be taken before the Closing, and the Transaction Agreements, when executed and delivered by such Seller, will constitute valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws and principles relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Operating Agreement may be limited by applicable federal and state securities laws.

(b) The Purchased Interests that are being purchased by Purchaser from such Seller hereunder, (i) are duly and validly issued, fully paid and non-assessable, (ii) are free of restrictions on transfer other than restrictions on transfer under the Operating Agreement and under applicable state and federal securities laws, and (iii) are free of any liens or encumbrances, other than any liens or encumbrances created by or through Purchaser. Assuming the accuracy of the representations of Purchaser in Section 4 of this Agreement, the Purchased Interests purchased from each Seller hereunder have been issued in compliance with all applicable federal and state securities laws.

3.4 Title to Property and Assets. To the knowledge of such Seller, the Company has good and marketable title to all the properties and assets it owns that are used in its business, subject to no lien, mortgage, pledge, security interest, encumbrance or charge of any kind, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. To the knowledge of such Seller, with respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances. To the knowledge of such Seller, all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the purposes for which they are being used.

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3.5 Governmental Consents. Assuming the accuracy of the representations made by Purchaser in Section 4 of this Agreement, and except for the approval by the Ohio Board of Pharmacy, Medical Marijuana Control Program (“OMMCP”) to: (i) the Ohio medical marijuana dispensary license of the Company; and (ii) the transfer of the Purchased Interests from such Seller to Purchaser as a condition to Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of such Seller or the Company is required in connection with the consummation of the transactions contemplated by the Transaction Agreements.

3.6 Litigation. There is no action, suit, proceeding or known investigation pending or, to such Seller’s knowledge, threatened against such Seller, or to such Seller’s knowledge, against the Company. To such Seller’s knowledge, neither such Seller nor the Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by such Seller against the Company, Parent, or any member of the Company currently pending or that such Seller intends to initiate.

3.7 Compliance. To the knowledge of such Seller, the Company is not in violation of (a) any provision of its Operating Agreement or Articles of Organization (and will not be in violation of the Operating Agreement or Articles of Organization on the Closing Date), (b) any instrument, judgment, order, writ, decree or Material contract to which the Company is subject or (c) any provision of state or local law applicable to the Company or its business, where such violation, in the case of the preceding clauses (b) or (c), would result in a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements, the transfer of the Purchased Interests and the consummation of the transactions contemplated hereby and thereby in accordance herewith will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any provision, judgment, order, writ, decree, Material contract, or require any consent, waiver or approval thereunder, or constitute an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.8 Permits. The Company has, or shall have on the Closing Date, all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to result in a Material Adverse Effect. The Company is not now and will not be on the Closing Date, in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.9 Environmental and Safety Laws. To the knowledge of such Seller, the Company has complied in all material respects with all applicable federal, state, local statutes, laws and regulations relating to the environment or occupational health and safety. For purposes of this Subsection 2.9, “Environmental Laws” means any law, regulation or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage or disposal of the Hazardous Substances.

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3.10 Agreements; Actions.

(a) To the knowledge of such Seller, except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company other than end user agreements entered into in the Company’s ordinary course of business, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Except as set forth on the Disclosure Schedule attached as Exhibit F to this Agreement, and except as expressly provided in this Agreement, to the knowledge of such Seller, the Company has not (i) authorized or made any distribution upon or with respect to any class of its membership interests, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (a) and (b) of this Subsection 3.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons such Seller has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) To the knowledge of such Seller, the Company is not a guarantor or indemnitor of any indebtedness of another Person.

(d) To the knowledge of such Seller, the Company nor any representative of the Company has engaged in the past six (6) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

3.11 Finder’s Fees. Such Seller represents that it has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

3.12 Securities Representations of Sellers. Each of the Sellers represents and warrants to Purchaser and Parent, with respect to the receipt by each such Seller of Parent Common Stock as partial consideration for the Purchased Interests, as follows:

3.12.1 Such Parent Common Stock will be acquired by such Seller for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Parent Common Stock to be received by such Seller hereunder.

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3.12.2 Such Seller understands that the shares of Parent Common Stock to be received by such Seller hereunder are “restricted securities” under the applicable securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold only in certain limited circumstances without registration under applicable law.

3.12.3 Such Seller has such knowledge and experience in financial and business matters and that it is capable by itself of evaluating the merits and risks of its investment in the Parent Common Stock and of making an informed investment decision. Such Seller acknowledges that it has been provided complete access to, and an opportunity to review, and ask questions of Parent’s executive officers and/or directors concerning, all documents and other information concerning Parent reasonably necessary to make an informed decision as to the receipt of such Parent Common Stock as partial consideration for the Purchased Interests.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to each of the Sellers that:

4.1 Authorization. Purchaser has full power and authority to enter into this Agreement and each other Transaction Agreements to which it is a party, and this Agreement and each such Transaction Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery, and performance of this Agreement and the other Transaction Agreement and the transactions contemplated hereby and thereby will not violate any provision of law, any order of any court or other agency of government, or any agreement or instrument to which such Investor is a party or by which such Investor is bound, or be in conflict with, result in a breach of, or constitute (with notice or lapse of time, or both) a default under any such agreement or instrument.

4.2 Governmental Approval. Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby and no consent, approval or authorization of any governmental authority is required to be obtained by such Investor in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.

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4.3 Confidentiality. Purchaser understands that it may be furnished with certain information about the Company that is confidential, proprietary or otherwise not generally available to the public and agrees that any such information will not be used by Purchaser other than in connection with matters directly related to Purchaser’s ownership of the Purchased Interests or its performance under the Operating Agreement, and will be kept confidential by Purchaser.

4.4 Purchase Entirely for Own Account. The Purchased Interests will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Interests.

4.5 Restricted Securities. Purchaser understands that the securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold only in certain limited circumstances without registration under the Securities Act. In the absence of an effective registration statement covering the Purchased Interests or an available exemption from registration under the Securities Act, the Purchased Interests must be held indefinitely. In this connection, Purchaser represents that it is familiar with Rule 144 promulgated pursuant to the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including without limitation the Rule 144 condition that current information about the Company be available to the public. Such information is not now available and the Company has no present plans to make such information available.

4.6 Finder’s Fee. Purchaser does not have any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions represented by this Agreement.

4.7 No Public Market. Purchaser understands that no public market now exists for the Purchased Interests, and that the Company has made no assurances that a public market will ever exist for the Purchased Interests.

4.8 Parent Common Stock. The Parent Common Stock to be issued to each of the Sellers as partial consideration for the Purchased Interests in accordance with this Agreement, when issued to such Seller(s), shall be: (i) duly and validly issued, fully paid and non-assessable, (ii) free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws, and (iii) free of any liens or encumbrances.

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5. CONDITIONS TO THE PARTIES’ OBLIGATIONS AT CLOSING. The obligation of Purchaser to purchase the Purchased Interests at Closing, and the obligations of each of the Sellers to sell the Purchased Interests at Closing, are subject to the fulfillment, on or before such Closing, of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Company and each of the Sellers contained in Section 3, and the representations of Purchaser contained in Section 4 shall be true and correct in all respects as of such Closing.

5.2 Performance. The Parties shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before such Closing.

5.3 [Production License. OMMCP shall have approved the Ohio facility of the Company for production of medical marijuana, and the Company shall have entered into a lease for such production facility].

5.4 Governmental Approvals. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and transfer to Purchaser of the Purchased Interests pursuant to this Agreement shall be obtained and effective as of such Closing Date, including without limitation all required approvals by OMMCP to the transfer of the Purchased Interests from Sellers to Purchaser as provided herein.

5.5 Management Agreement. The Company and Purchaser shall have entered into a Management Agreement providing for management by Purchaser of the Company’s Ohio medical marijuana production and dispensary facilities and all related operations, in form acceptable to Purchaser and the Company.

5.6 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to Purchaser and each of the Sellers at the Closing a certificate certifying that the conditions specified in Subsections 5.1, through 5.5 have been fulfilled.

5.7 Secretary’s Certificate. Purchaser shall deliver to the Sellers at such Closing copies of the following certified by the Secretary of Purchaser and/or Parent (as the case may be): (i) the resolutions duly adopted by Purchaser’s/Parent’s (as the case may be) Board of Directors authorizing and approving: (a) the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, (b) the issuance and sale of the shares of Purchaser Common Stock to be delivered to such Sellers as partial consideration for the Purchased Interests hereunder, and (c) the consummation of all other transactions contemplated by this Agreement.

5.8 Seller Resolutions. Each of the Sellers shall deliver to Purchaser at such Closing copies of the following certified by the members or managers (as the case may be) of such Seller: (i) the resolutions duly adopted by such members/managers (as the case may be) authorizing and approving: (a) the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby by such Seller; (b) the sale and transfer of the Purchased Interests by such Seller; (c) the consummation by such Seller of all other transactions contemplated by this Agreement.

5.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each of the parties hereto, and each such party (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

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5.10 Failure of Conditions. In the event that all of the foregoing conditions to closing have not occurred on or before December 31, 2020, Purchaser or Sellers may deliver written notice (with copy to the Company and Parent) of their intention to terminate this Agreement to the other party, which termination shall be effective if any such conditions to closing remaining to be satisfied as of the date of such notice remain unsatisfied for a period of sixty (60) days after delivery of such notice to all parties hereto and Parent. If this Agreement is terminated, the parties shall exercise commercially reasonable efforts to provide for the return of all consideration paid by Purchaser and/or Parent to each of the Sellers, and all transactions provided for by this Agreement shall thereafter terminate, without further obligations or liability of the parties hereto (or where applicable, without further obligations of Parent).

6. MISCELLANEOUS.

6.1 Definitions. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

(a) “Affiliate” means with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation any general or limited partner, managing member, officer, or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Hazardous Materials” shall mean (a) “hazardous waste,” “hazardous substances,” “pollutants or contaminants,” “toxic substances,” “solid waste” or other similar or related terms as defined or used from time to time in the Environmental Laws; (b) petroleum or any fraction thereof; and (c) any other material, substance or waste that is regulated under any Environmental Law.

(c) “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean that the individual is actual knowledge after reasonable investigation by the Key Employees.

(d) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(e) “Person” means any individual, general partnership, limited partnership, corporation, trust, limited liability company, association, joint stock company, joint venture, unincorporated organization or other governmental entity or department, agency or political subdivision of any such entity.

(f) “Transaction Agreements” means this Agreement, the Operating Agreement and any other agreements, instruments or documents ancillary to the transactions contemplated hereby or thereby.

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6.2 Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-law principles thereof. Any legal action, suit or proceeding relating to this Agreement or the transactions contemplated in this Agreement, must be in a federal or state court sitting in Franklin County, Ohio. Each party irrevocably submits to the jurisdiction of either of the courts.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles; Construction. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any applicable laws shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word “including” is used in this Agreement, it shall be deemed to mean “including without limitation,” “including, but not limited to” or other words of similar import such that the items following the word “including” shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof. Whenever the word “or” is used, it means “and/or,” unless the context dictates otherwise.

6.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon (a) personal delivery to the party to be notified upon such party’s signed acceptance thereof, (b) transmission by confirmed electronic mail, or (c) one business day after deposit with a nationally recognized overnight courier service, postage prepaid and (in each case) addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other parties.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Purchaser, the Company (authorized by the manager of the Company) and each of the Sellers.

6.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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6.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

6.9 Entire Agreement. This Agreement (including all exhibits attached hereto) and the other Transaction Agreements referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants with respect to such subject matter except as specifically set forth herein or therein.

6.10 Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby for a period equal to the earliest of: (i) the liquidation and dissolution of the Person providing such representation, warranty, covenant or agreement, and (ii) the expiration of statute of limitations applicable to any particular representation or warranty and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investors. All covenants and other agreements shall survive indefinitely unless otherwise expressly stated herein

6.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER: NEVADA MEDICAL GROUP, LLC (a Nevada limited liability company)

By:	/s/ “Robert Hasman”
Name:	Robert Hasman
Its:	President

COMPANY: NMG OHIO, LLC (an Ohio limited liability company)

By:	/s/ “Robert Hasman”
Name:	Robert Hasman
Its:	President

PARENT: BODY AND MIND INC. (a Nevada corporation)

By:	/s/ “Darren Tindale”
Name:	Darren Tindale
Its:	Chief Financial Officer

MEMBERSHIP INTEREST PURCHASE AGREEMENT
SIGNATURE PAGE OF PURCHASER AND COMPANY

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS: KAJ Universal Investments, LLC (a Nevada limited liability company)

By:	/s/ “Kevin Hooks”
Kevin Hooks, Member

NOTE WORTHY OPTIONS, LLC (an Ohio limited liability company)

By:	/s/ “Mike Maloof”
Mike Maloof, Member

MBK INVESTMENTS, LLC (a California limited liability company)

By:	/s/ “Mark Kanter”
Mark Kanter, Member

THE ROZOK FAMILY TRUST (a family trust with a California address)

By:	/s/ “Susan Paulson”
Susan Paulson, Trustee

By:	/s/ “Susan Paulson”
Susan Paulson, Trustee

NV TREES, LLC (a Nevada limited liability company)

By:	/s/ “Johnathan Wendel”
Johnathan Wendel, Member

SW FORT APACHE, LLC (a Nevada limited liability company)

By:	/s/ “Robert Hasman”
Robert Hasman, Managing Member

MEMBERSHIP INTEREST PURCHASE AGREEMENT
SIGNATURE PAGE OF SELLERS

Exhibit A

SCHEDULE OF SELLERS

Seller	Company Interest & Sharing Ratios
KAJ Universal Investments, LLC	10.33%
Note Worthy Options, LLC	13.33%
MBK Investments, LLC	10.33%
NV Trees, LLC	10.33%
The Rozok Family Trust	10.32%
SW Fort Apache, LLC	15.36%
TOTAL:	70.00%

Exhibit B

CONSIDERATION

Seller	Effective Date	Closing Date	Total
KAJ Universal Investments, LLC	$141,173	$58,106	$199,279
Note Worthy Options, LLC	$191,798	$74,981	$266,779
MBK Investments, LLC	$141,173	$58,106	$199,279
NV Trees, LLC	$141,173	$58,106	$199,279
The Rozok Family Trust	$141,004	$58,050	$199,054
SW Fort Apache, LLC	$214,534	$86,400	$300,934
TOTAL:	$970,855	$393,749	$1,364,604**

PARENT COMMON SHARES

Seller	Effective Date	Closing Date	Total
KAJ Universal Investments, LLC	351,279	117,093	468,372
Note Worthy Options, LLC	453,296	151,099	604,395
MBK Investments, LLC	351,278	117,093	468,371
NV Trees, LLC	351,278	117,093	468,371
The Rozok Family Trust	350,939	116,980	467,919
SW Fort Apache, LLC	522,327	174,109	696,436
TOTAL:	2,380,397	793,467	3,173,864

* Based on CAD $0.66 price per share of Parent Common Stock (see Exhibit A).

** Balance of cash consideration, in cumulative amount of USD $210,396, comprised of return of capital distributions in accordance with Section 2 and Exhibit C.

Exhibit C

RETURN OF CAPITAL DISTRIBUTIONS

The Company shall distribute the following amounts to each of the Sellers on the Effective Date:

Seller	Return of Capital Distribution ($USD)
KAJ Universal Investments, LLC	$33,146
Note Worthy Options, LLC	$33,146
MBK Investments, LLC	$33,146
NV Trees, LLC	$33,146
The Rozok Family Trust	$33,146
SW Fort Apache, LLC	$44,666
TOTAL:	$210,396

Exhibit D

ASSIGNMENT OF MEMBERSHIP INTEREST

Exhibit E

DISCLOSURE SCHEDULES